Exhibit 99.1

The St. Joe Company Reports Second Quarter 2015 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--August 6, 2015--The St. Joe Company (NYSE: JOE) (the “Company”) today announced Net Loss for the second quarter of 2015 of ($0.2) million, or $0.00 per share, compared with Net Income of $14.6 million, or $0.16 per share, for the second quarter of 2014. The RiverTown sale accounted for $43.6 million of revenue and $26.0 million of Net Income in the second quarter of 2014. On June 30, 2015, the Company received the remaining portion of the $19.6 million purchase money note related to the RiverTown sale.

For the six months ended June 30, 2015, the Company reported Net Loss of $(2.0) million, or $(0.02) per share compared to Net Income of $417.6 million, or $4.52 per share for the same period last year. The 2014 earnings include the Company’s AgReserves and RiverTown transactions.

As previously announced, the second quarter results include certain amounts related to the ongoing SEC investigation. The second quarter accrual of $7.4 million includes a reserve of $3.5 million established for potential settlement costs and $3.9 million related to legal expenses for which the Company has received a reservation of rights from the insurer.

Second Quarter 2015 update includes:

  Total revenue for the quarter was $37.8 million as compared to $24.6 million, excluding the $43.6 million RiverTown Sale, in the second quarter of 2014.
  Excluding the RiverTown sale in 2014, real estate sales increased from $5.3 million in the second quarter of 2014 to $14.0 million in the second quarter of 2015. While residential real estate revenue decreased from $4.2 million in the second quarter of 2014 to $4.0 million in the second quarter of 2015, gross margins increased from 40.5% for the three months ended June 30, 2014 to 52.5% in for the three months ended June 30, 2015. The increase in gross margin is primarily related to sales mix and lot price increases. Commercial real estate sales increased from $1.0 million in the second quarter of 2014 to $4.7 million in the second quarter of 2015. The majority of the revenue in the quarter is related to a 6.5 acre non-strategic land parcel sale. In addition, the Company completed a $5.3 million rural land transaction.

  Resorts and leisure revenue increased $2.8 million, or 17%, during the three months ended June 30, 2015, as compared to the second quarter of 2014. The increase was primarily due to additional homes in the Company’s vacation rental business and increased membership revenues since the launch of St. Joe Club & Resorts in 2014.
  Leasing operations increased $0.5 million, or 29%, during the second quarter of 2015, as compared to the second quarter of 2014. The increase is primarily related to the increase in lease revenue in the Pier Park North joint venture.
  Timber sales increased to $2.3 million during the second quarter of 2015 as compared to $1.1 million in the second quarter of 2014 due to tons delivered. Tons delivered were approximately 125,000 during the second quarter of 2015 as compared to approximately 60,000 tons during the second quarter of 2014. Gross margins increased during the second quarter of 2015 to 87%, as compared to 82% during the second quarter of 2014.
  Investment income from the Company’s available-for-sale securities for the second quarter of 2015 was $2.8 million as compared to $1.6 million during the second quarter of 2014.
  As of June 30, 2015, the Company had cash, cash equivalents and investments of $713.5 million, as compared to $671.4 million as of December 31, 2014.

Jeffrey C. Keil, the Company’s President and Interim Chief Executive Officer, said “We are pleased to have the Bay-Walton County Sector Plan adopted with overwhelming support.” Mr. Keil added, “We are in position to offer a way of life that will appeal to people considering Florida for retirement. It’s a really significant opportunity for St. Joe.”

FINANCIAL DATA

Consolidated Results
($ in millions except share and per share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues
Real estate sales	$14.0	$48.9	$19.5	$626.6
Resorts and leisure revenues	19.3	16.5	27.1	23.5
Leasing revenues	2.2	1.7	4.2	2.9
Timber sales	2.3	1.1	4.1	9.2
Total revenues	37.8	68.2	54.9	662.2
Expenses
Cost of real estate sales	6.6	20.4	9.7	82.4
Cost of resorts and leisure revenues	14.7	13.1	23.5	20.7
Cost of leasing revenues	0.6	0.4	1.3	0.9
Cost of timber sales	0.3	0.2	0.4	4.1
Other operating and corporate expenses	7.7	7.4	14.8	15.9
Administrative costs associated with special purpose entities	--	3.7	--	3.7
Depreciation, depletion and amortization	2.1	2.0	5.1	4.0
Total expenses	32.0	47.2	54.8	131.7
Operating income	5.8	21.0	0.1	530.5
Other (expense) income	(4.2)	2.3	(1.3)	2.7
Income (loss) from operations before equity in income from
unconsolidated affiliates and income taxes	1.6	23.3	(1.2)	533.2
Income tax expense	(1.9)	(8.7)	(0.8)	(115.6)
Net (loss) income	(0.3)	14.6	(2.0)	417.6
Net loss attributable to non-controlling interest	0.1	--	--	--
Net (loss) income attributable to the Company	($0.2)	$14.6	$(2.0)	$417.6
Net (loss) income per share attributable to the Company	$--	$0.16	$(0.02)	$4.52
Weighted average shares outstanding	92,302,636	92,295,213	92,297,467	92,294,969

Revenues by Segment
($ in millions)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Real estate sales
Residential	$4.0	$4.2	$9.5	$9.9
RiverTown Sale	--	43.6	--	43.6
Commercial	4.7	1.0	4.7	3.4
AgReserves Sale and other rural land sales	5.3	0.1	5.3	569.7
Total real estate sales	14.0	48.9	19.5	626.6
Resorts and leisure revenues	19.3	16.5	27.1	23.5
Leasing revenues	2.2	1.7	4.2	2.9
Timber sales	2.3	1.1	4.1	9.2
Total revenues	$37.8	$68.2	$54.9	$662.2

Summary Balance Sheet
($ in millions)

	June 30, 2015	December 31, 2014
Assets
Investment in real estate, net	$316.9	$321.8
Cash and cash equivalents	338.0	34.5
Investments	375.5	636.9
Restricted investments	7.1	7.9
Notes receivable, net	3.1	24.3
Pledged treasury securities	25.4	25.7
Property and equipment, net	10.1	10.2
Other assets	33.9	32.0
Investments held by special purpose entities	209.4	209.8
Total assets	$1,319.4	$1,303.1

Liabilities and Equity
Debt	$68.3	$63.8
Accounts payable, accrued liabilities and deferred credits	56.9	47.5
Deferred tax liabilities	37.0	34.8
Senior Notes held by special purpose entity	177.4	177.3
Total liabilities	339.6	323.4
Total equity	979.8	979.7
Total liabilities and equity	$1,319.4	$1,303.1

Debt Schedule
($ in millions)

	June 30, 2015	December 31, 2014
In substance defeased debt	$25.4	$25.7
Community Development District debt	6.8	6.5
Pier Park North joint venture – construction loan	36.1	31.6
Total debt	$68.3	$63.8

Other Operating and Corporate Expenses
($ in millions)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Employee costs	$2.9	$2.5	$5.5	$5.0
AgReserves Sale severance	--	--	--	1.2
401(k) contribution / pension costs	0.3	0.6	1.1	1.3
Non-cash stock compensation costs	0.2	0.2	0.2	0.2
Property taxes and insurance	1.4	1.5	2.9	3.2
Professional fees	1.8	1.2	3.0	2.6
Marketing and owner association costs	0.3	0.4	0.6	0.8
Occupancy, repairs and maintenance	0.3	0.2	0.5	0.5
Other	0.5	0.8	1.0	1.1
Total other operating and corporate expense	$7.7	$7.4	$14.8	$15.9

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the second quarter of 2015 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission.

Important Notice Regarding Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations regarding the Company’s business strategy and future operations. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) changes in the Company’s strategic objectives, including any such changes implemented as a result of the Company’s planned CEO search; (2) economic or other conditions that affect the future prospects for the Southeastern region of the United States and the demand for the Company’s products, including a slowing of the population growth in Florida, inflation, or unemployment rates or declines in consumer confidence or the demand for, or the prices of, housing; (3) pending or future regulatory or legislative actions, accounting changes or litigation that could adversely affect the Company; (4) the impact of natural or man-made disasters or weather conditions, including hurricanes and other severe weather conditions, on the Company’s business; (5) changes in the Company’s customer base and the mix of homesites available for sale in its residential real estate; (6) changes in the cyclical nature of the Company’s real estate operations; (6) the Company’s ability to capitalize on its leasing operations in the Pier Park North joint venture; (7) the Company’s ability to effectively execute its strategy in its resorts and leisure operations; (8) the Company’s ability to capitalize on opportunities relating to its planned mixed use and active adult communities, including its ability to successfully and timely obtain land-use entitlements and construction financing, and address issues that arise in connection with the use and development of its land, including the permits required for the launch of its planned mixed use and active adult communities; (9) the realization of any unrealized losses related to the Company’s investments, including any potential further downturns in the Company’s corporate debt securities or any other of its investments; and (10) the Company’s ability to effectively deploy and invest its assets, including available-for-sale securities; as well as, the cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings including the Company’s Annual Report on Form 10-K filed with the Commission on February 26, 2015 as updated by subsequent Quarterly Reports on Form 10-Qs and other current report filings.

About The St. Joe Company

The St. Joe Company together with its consolidated subsidiaries is a real estate development and operating company with real estate assets and operations currently concentrated primarily between Tallahassee and Destin, Florida. The Company uses these assets in its residential or commercial real estate developments, resorts and leisure operations, leasing operations or its forestry operations. More information about the Company can be found on its website at www.joe.com.

© 2015, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®” are registered service marks of The St. Joe Company.

CONTACT:
The St. Joe Company
Investor Relations
Marek Bakun, 1-866-417-7132
Chief Financial Officer
Marek.Bakun@Joe.Com